EXHIBIT 99.1


PRESS RELEASE




Date:    July 24, 2000




     CORTLAND, NEW YORK; ONEIDA, NEW YORK (July 24, 2000) Alliance Financial Corporation (Nasdaq:ALNC) today announced that its Board of Directors authorized the repurchase of up to 300, 000 shares of its common stock, or approximately
8.2 percent of the Company's outstanding common stock, during the next 12 month period. This proposed repurchase is in addition to the 104,000 shares of the Company's common stock repurchased during the past 12 month period, under the recently expired stock repurchase program initiated last July.

     The shares may be repurchased from time-to-time, in accordance with applicable securities laws, in open-market transactions or privately negotiated transactions over the course of the next 12 months. The shares will be purchased at prevailing market prices from time-to-time during the repurchase period depending upon market conditions.

     John C. Mott, Chairman and CEO of Alliance Financial Corporation stated that, "The Board of Directors continues to view the Company's common stock as an attractive long-term investment. We believe the stock repurchase program is an important component of our capital management strategy as we seek to enhance shareholder value."

     Alliance Financial Corporation is an independent bank holding company created through the merger of Cortland First Financial Corporation and Oneida Valley Bancshares, Inc. in November 1998. Alliance Bank, N.A., the banking subsidiary of Alliance Financial Corporation, provides banking, trust and investment services through 18 community branch locations in Cortland, Madison, Oneida, Onondaga and Broome counties.

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     This press release contains certain forward-looking statements with respect to the financial conditions, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities; (1) expected cost savings from merged operations cannot fully be realized or cannot be realized as quickly as anticipated; (2) the planned expansion into the Syracuse market is not completed on schedule or on budget or the new branches do not attract the expected loan and deposit customers; (3) competitive pressure in the banking industry increases significantly; (4) changes in the interest rate environment reduce margins; (5) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (6) changes occur in the regulatory environment; (7) changes occur in business conditions and inflation; and (8) changes occur in the securities markets and other factors detailed from time to time in the Company's SEC filings.